                                                                       EXHIBIT 2
TICE(R) ENGINEERING
        & SALES, INC.
--------------------------------------------------------------------------------
                                           6711 MAYNARDVILLE HIGHWAY
                                           KNOXVILLE, TENNESSEE 37918

                                           (423) 922-7501     FAX (423) 922-3134


April 26, 1999

Mr. Pat Martin
The Lanrick Group
10267 Kingston Pike
Knoxville, TN 37922

Dear Pat,

This letter is intended as a binding letter of intent to outline the details of The Lanrick Group and related individuals ("LG") investment of $2,000,000 in Tice Technology, Inc. ("TTI"). Please review the details of this agreement and if these meet your understanding and agreement, please sign one copy and return to me.

1)  LG agrees to invest $2,000,000 in TTI.
2) Timing of such investment is as follows: Initial investment of $280,000 closing immediately and a second net investment of $1,720,000 expected to close in approximately 60 days.
3) LG's initial investment will be $280,000 for 700,000 shares of Common Stock. These shares will be divided as follows: Patrick L. Martin 300,000 shares, Mike A. Atkins 300,000 shares, and Land Oak Securities, LLC 100,000 shares. LG warrants that each investor is an accredited investor. Such shares are restricted to resale for a period of twelve months.
4) LG's second investment will be in two forms: (1) Net $720,000 for 1,299,997 shares of Common Stock (as illustrated in the attached ownership table, the result of both investments total a 20% fully diluted ownership stake in
    TTI) and (2) A 10% term loan of $1,000,000 due and payable in forty-eight months. Collateral for this loan will be the Company's Intellectual Property rights, specifically the patents on the electronic gearing technology. Interest will be due and payable quarterly beginning twelve months after issuance. The interest accrued on this loan during the first year will be due and payable after twelve months. The company reserves the right to prepay this note at any time with no prepayment penalty. In addition, the Company will issue warrants to LG to purchase 100,000 shares of stock at fifty cents ($0.50) per share. These warrants expire forty-eight months from the date of issuance.





                           [TICE(R) TECHNOLOGY LOGO]

Pat Martin                                                                Page 2
April 26, 1999

5) TTI agrees to have the following two debt holders convert their notes payable to Common Stock at closing of this transaction at a rate of 1 common share per $1 of debt. Joe Clayton will convert approximately $211,000 of notes to common stock, and Charles West will convert $100,000 of notes to common stock. LG acknowledges that William Tice will continue to hold notes payable of approximately $493,000 that will not convert to equity, but will be subordinated to all other debts of the company. TTI cannot repay this note or interest until a time subsequent to the repayment of the term loan and all related interest.
6) Other than board approved compensation programs outlined in the financial projections, no payments will be made to William Tice or Charles West.
7) LG will be entitled to two seats on the Board of Directors of TTI as long as its cumulative ownership percentage on a fully diluted basis exceeds
    10%, and will be entitled to one seat on the Board of Directors as long as its cumulative ownership percentage on a fully diluted basis exceeds 5% or the term loan in item 4 above is outstanding. The initial Board of Directors will be made up of five seats including two LG representatives (Pat Martin and Mike Atkins), Charles West, William Tice, a selection by William Tice. It is anticipated that the Board will be expanded to seven seats at some future point by the vote of the Board of Directors with the addition of two outside directors elected by the ownership.
8) LG's investment carries no preemptive rights, but will have piggyback rights and demand rights. If LG exercises their demand rights within the first twelve months from the date of the closing of this transaction, LG agrees to bear all costs associated with the registration.
9) LG acknowledges that TTI will pay Bill Arant a fee of 3% of the total capital raised through his efforts and this transaction qualifies Bill
    Arant for such fee. In addition, Bill Arant will be granted 50,000 stock options at a $1 exercise price upon completion of the $2,000,000 investment. Bill Arant may purchase stock from William Tice with the proceeds of any fee received.
10) TTI will provide copies of the Electronic Gearing Technology patents and assignments for review.
11) LG and TTI will enter into a "Best Efforts" underwriting for the second portion of the investment to raise approximately $1,909,997.90. TTI will pay approximately $189,997.90 of commissions conditioned solely on the successful completion of this offering, such commissions not to exceed any regulatory amount allowed for this type of transaction. Net proceeds of the offering to the Company will be $1,720,000 committed to complete the $2,000,000 investment to TTI by LG. TTI will provide an offering memorandum for use by LG. TTI will confirm that this transaction meets both the SEC and State of Tennessee provisions related to a private offering of securities, based on a representation to TTI by LG on the method and the number and type of investors that this offering will be presented. Shares issued through this private offering are not registered and carry a twelve-month restriction as to resale.

Pat Martin                                                                Page 3
April 26, 1999

12) TTI will reimburse LG up to $10,000 for legal costs asociated with this transaction upon closing of the $2,000,000 investment.
13) TTI will appoint Charles West as President and Chief Executive Officer, reporting solely to the Board of Directors. Charles West's employment will be documented through an employment agreement and which, besides defining the responsibilities and compensation for his position, will include stock options to purchase up to a total of 10% of TTI on a fully diluted, pre-LG investment basis. A copy of this agreement is attached.
14) TTI will obtain all necessary Board of Directors and shareholder approvals for this transaction.
15) Closing of this transaction is expected by June 30, 1999 and this agreement is valid until August 31, 1999 unless extended in writing by the agreement of both parties.
16) Both parties agree to sign a confidentiality agreement.

Pat, I believe we have captured all the relevant portions of our agreement. This will be documented through an investment agreement prior to closing. We will have our attorney review the transaction for compliance issues and we suggest you have your attorney do the same. Thank you very much for your commitment, and we look forward to closing as soon as possible.

Sincerely,

/s/ Charles West                                /s/ William Tice
--------------------------                      ------------------------
Charles West                                    William Tice
Incoming President and CEO                      Current President and CEO
                                                Majority Stockholder




Agreed:


 /s/ Patrick L. Martin                     President              4/27/99
--------------------------------------------------------------------------------
               Lanrick Group (LG)                                 Date

                                TICE TECHNOLOGY
                                   CAP TABLE
                                    MARCH 99



Fully Diluted Table
                                   3/31/98         %       3/31/99 PF      %         New Mgt.      %       New Invest       %
                                   -------        ---      ----------     ---        --------     ---      ----------      ---
Bill Tice:
  Common A                       5,051,610      64.01%     5,051,610     70.06%      5,051,610    63.94%     5,051,610     50.52%
  Common B                         750,000       9.50%       750,000     10.40%        750,000     9.49%       750,000      7.50%
  Preferred                              0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Employee Stock Options                 0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Warrants                               0       0.00%             0      0.00%              0     0.00%             0      0.00%
                                 ---------------------     --------------------     --------------------     --------------------
                                 5,801,610      73.52%     5,801,610     80.47%      5,801,610    73.44%     5,601,610     58.02%
                                 ---------------------     --------------------     ---------------------    --------------------
Others
  Common A                         857,029      10.86%     1,074,029     14.90%      1,074,029    19.60%     1,074,029     10.74%
  Common B                               0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Preferred                              0       0.005             0      0.00%              0     0.00%             0      0.00%
  Employee Stock Options           234,278       2.97%       234,278      3.25%        234,278     2.97%       234,278      2.34%
  Warrants                         998,400      12.65%             0      0.00%              0     0.00%             0      0.00%
                                 ---------------------     --------------------      -------------------     --------------------
                                 2,089,707      26.48%     1,308,307     18.15%      1,308,307    16.56%     1,308,307     13.08%
                                 ---------------------     --------------------      -------------------     --------------------
New Investors
  Common A                               0       0.00%             0      0.00%              0     0.00%     1,999,997     20.00%
  Common B                               0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Preferred                              0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Other Options                          0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Warrants                               0       0.00%             0      0.00%              0     0.00%       100,000      1.00%
                                 ---------------------     --------------------      -------------------     --------------------
                                         0       0.00%             0      0.00%              0     0.00%     2,099,997     21.00%
                                 ---------------------     --------------------      -------------------     --------------------
CRW
  Common A                               0       0.00%       100,000      1.39%        100,000     1.27%       100,000      1.00%
  Common B                               0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Preferred                              0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Employee Stock Options                 0       0.00%             0      0.00%        690,071     8.74%       690,071      6.90%
  Warrants                               0       0.00%             0      0.00%              0     0.00%             0      0.00%
                                 ---------------------     --------------------      -------------------     --------------------
                                         0       0.00%       100,000      1.39%        790,071    10.00%       790,071      7.90%
                                 ---------------------     --------------------      -------------------     --------------------
Total
  Common A                       5,908,639      74.88%     6,225,639     86.35%      6,225,639    78.81%     8,225,638     82.26%
  Common B                         750,000       9.50%       750,000     10.40%        750,000     9.49%       750,000      7.50%
  Preferred                              0       0.00%             0      0.00%              0     0.00%             0      0.00%
  Emp/Other Options                234,278       2.97%       234,276      3.25%        924,349    11.70%       924,349      9.24%
  Warrants                         996,400      12.65%             0      0.00%              0     0.00%       100,000      1.00%
                                 ---------------------     --------------------      -------------------     --------------------
    Total                        7,891,317     100.00%     7,209,917    100.00%      7,699,988   100.00%     9,999,985    100.00%
                                 ---------------------     --------------------      -------------------     --------------------


Warrants Outstanding               998,400
Warrants Exercised %                 0.00% at $8 per warrant, expire 6/99
Employee Stock Options             225,000 Set aside for future use
Employee Stock Options               9,276 Granted
New Investors                       20.00% of fully diluted ownership
Other Options                       50,000 Finders Fee Options for BA included in Employee Stock Options
Other Warrants                     100,000 for Debt Holders